Exhibit 99.1

Manhattan Bridge Capital, Inc. Establishes a Three-year $14 Million Revolving Line of Credit

Manhattan Bridge Capital, Inc. (NASDAQ: LOAN) announced today that it has entered into a Line of Credit Agreement with Webster Business Credit Corporation pursuant to which the lender has agreed to advance up to $14 million at an interest rate of either LIBOR plus 4.75% or Prime plus 3.25% against assignments of mortgages and other collateral. The new line of credit will replace the $7 million line of credit the Company has with Sterling National Bank.

Assaf Ran, Chairman of the Board and CEO stated, "I am excited about taking the Company to the next stage in accordance to our plans and wishes. This new line of credit will help ensure our continuing growth and will help to enhance shareholders' value. I am looking forward to working with the Webster Business Credit Corporation team,” added Mr. Ran.

Vanessa Kao, CFO of the Company stated, "I am grateful for the expanded opportunity for the Company created by the new line of credit from Webster Credit Business Corporation. This is a very important milestone for the Company."